EXHIBIT 1A – 2B

AMENDED AND RESTATED

BYLAWS

OF

TECHSOUP GLOBAL

d/b/a TechSoup

a California nonprofit public benefit corporation

ARTICLE I

NAME AND PURPOSE

Section 1. Name. The legal name of this corporation is TechSoup Global (the “Organization”).

Section 2. Purpose. The Organization is a nonprofit public benefit corporation and is not organized for the private gain of any person. It is organized under the Nonprofit Corporation Law of California for public and charitable purposes.

ARTICLE II

PRINCIPAL OFFICE

Section 1. Principal Office. The principal office of this Organization shall be at any place within or without the State of California as determined by resolution of the Board of Directors of the Organization (the “Board”) from time to time.

Section 2. Other Offices. Other offices may be established by the Board at any time and at any place or places in order to advance the proper purposes of the Organization.

ARTICLE III

MEMBERSHIP

Section 1. Members. The Organization shall have no members within the meaning of the California Nonprofit Corporation Law, but the Board may, by resolution, establish one or more classes of nonvoting members and provide eligibility requirements and rights and duties of members, including the obligation to pay dues.

ARTICLE IV

BOARD OF DIRECTORS

Section 1. Powers. Subject to the limitations of the Articles of Incorporation and these Bylaws, the activities and affairs of the Organization shall be conducted and all corporate powers shall be exercised by or under the direction of the Board. The Board may delegate the management of the activities of the Organization to any person or persons, or committees however composed, provided that the activities and affairs of the Organization shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board.

Section 2. Number of Directors. The number of directors to serve on the Board shall not be fewer than three (3) nor more than fifteen (15) with the exact number of authorized directors to be determined by resolution of the Board from time to time.

Section 3. Election and Term of Office of Directors. Each director shall be elected for a term of two (2) years. Each director shall hold office until a successor has been elected.

Section 4. Vacancies. A vacancy on the Board shall be deemed to exist in the event that the actual number of directors is less than the authorized number for any reason. Vacancies in the Board shall be filled in the same manner as the director(s) whose office is vacant was selected, provided that vacancies to be filled by election by directors may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Each director so selected shall hold office until the later of the expiration of the term of the replaced director and the date a successor director has been selected and qualified in accordance with the then-current practices of the Board, unless the director is earlier removed in accordance with Section 5.

The Board may declare vacant the office of a director who has been declared of unsound mind by a final order of court, or convicted of a felony, or found by a final order of judgment of any court to have breached any duty arising under Article 3 of the California Nonprofit Public Benefit Corporation Law.

Section 5. Resignation and Removal. Resignation of any director shall be effective upon receipt of such director’s written notice of resignation by the chair of the Board (“Chair”) or the secretary of the Board (“Secretary”), unless the notice specifies a later time for the effectiveness of the resignation; provided that, except upon notice to the Attorney General, no director may resign if the corporation would then be left without a duly elected director or directors in charge of its affairs. If the resignation is effective at a future time, a successor may be selected before that time, to take office when the resignation becomes effective.

Any director may be removed, with or without cause, by the vote of the majority of the members of the entire Board at a special meeting called for that purpose, or at a regular meeting, provided notice of that meeting and of the removal questions are given as provided in Section 8.

Any director who does not attend five successive Board meetings shall automatically be removed from the Board without Board resolution unless:

1)       The director requests a leave of absence for a limited period of time, and the leave is approved in advance in writing by the Chair. If such leave is granted, the number of Board members will be reduced by one in determining whether a quorum is or is not present during the period of the approved leave of absence.

2)       The director suffers from an illness or disability which prevents him or her from attending meetings, and the Board by resolution waives the automatic removal procedure of this section at any time before the automatic removal would have been deemed to have occurred.

Notwithstanding the foregoing, upon any such automatic removal, the Board shall have the right, by resolution of the majority of Board members, to reinstate the director.

Section 6. Annual Meetings. A meeting of the Board shall be held at least once a year. Annual meetings shall be called and noticed in the same manner as special meetings.

Section 7. Special meetings. Special meetings of the Board may be called by the Chair, president of the Board (“President”) or by any two directors. Special meetings shall be held at the date, place, and time stated in the written notice.

Section 8. Notice. Notice of the annual meeting and any special meetings of the Board shall be given to each director at least four (4) days before any such meeting if given by first-class mail or forty-eight (48) hours before any such meeting if given personally, by telephone (including a voice messaging system or other system or technology designed to record and communicate messages) or by electronic transmission, as defined in Article VII, Section 6.

Section 9. Waiver of Notice. The transactions of any meeting of the Board, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum is present, and either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All waivers, consents and approvals shall be filed with the corporate records and made a part of the minutes of the meeting. Notice of meetings shall also be deemed given to any director who attends the meeting without protesting before or at its commencement about the lack of adequate notice.

Section 10. Quorum. A majority of the directors then in office shall constitute a quorum. The act of a majority of the directors present at a meeting at which a quorum is present shall be an act of the Board, except as provided in Section 10 below. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

Section 11. When a Greater Vote Is Required for Valid Board Action. The following actions shall require a vote by a majority of all directors then in office in order to be effective:

1)       Approval of contracts or transactions in which a director has a direct or indirect material financial interest as described in Section 15 (provided that the vote of any interested director(s) is not counted);

2)       Removal of a director without cause as described in Section 5;

3)       Indemnification of Directors as described in Section 16; and

4)       Amendment of these bylaws as described in Article VII, Section 5.

Section 12. Action Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all directors individually or collectively consent in writing to such action. Such written consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as the unanimous vote of such directors.

Section 13. Telephone Meetings. Directors of the Board may participate in a meeting through the use of conference telephones, video, or similar communications equipment. Participation in a meeting pursuant to this section constitutes presence in person at such meeting.

Section 14. Standard of Care.

1)       General. A director shall perform the duties of a director, including duties as a member of any committee of the board on which the director may serve, in good faith, in a manner such director believes to be in the best interest of this Organization and with such care, including reasonable inquiry, as an ordinarily prudent person in a like situation would use under similar circumstances.

In performing the duties of a director, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

(a)	One or more officers or employees of the Organization whom the director believes to be reliable and competent in the matters presented;

(b)	Counsel, independent accountants, or other persons as to matters which the director believes to be within such person’s professional or expert competence; or

(c)	A committee of the Board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence, so long as in any case, the director acts in good faith after reasonable inquiry when the need therefore if indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

A person who performs the duties of a director in accordance with the above shall have no liability based upon any failure or alleged failure to discharge that person’s obligations as a director, including, without limiting the generality of the foregoing, any actions or omissions which exceed or defeat a public charitable purpose to which the Organization, or assets held by it, are dedicated.

2)       Investments. Except with respect to assets held for use or used directly in carrying out this Organization’s charitable activities, in investing, reinvesting, purchasing, or acquiring, exchanging, selling, and managing the Organization’s investments, the Board shall avoid speculation, looking instead to the permanent disposition of the funds, considering the probable income, as well as the probable safety of the Organization’s capital. No investment violates this section where it conforms to provisions authorizing such investment contained in an instrument or agreement pursuant to which the assets were contributed to this Organization.

Section 15. Prohibited Transactions.

1)       Loans. The Organization shall not make any loan of money or property to or guarantee the obligation of any director or officer; provided, however, that the Organization may advance money to a director or officer of the Organization or any subsidiary for expenses reasonably anticipated to be incurred in performance of the duties of such officer or director so long as such individual would be entitled to be reimbursed for such expenses absent that advance.

2)       Self-Dealing Transaction. Except as provided in Subsection 3) below, the Board shall not approve or engage in any self-dealing transaction. A self-dealing transaction is a transaction to which the Organization is a party and in which one or more of the directors has a material financial interest.

3)       Approval. The Board may engage in a self-dealing transaction if the Board determines that (a) the Organization enters into the transaction for its own benefit; (b) the transaction is fair and reasonable to the Organization; and (c) after reasonable investigation, the Board determines that it could not have obtained a more advantageous arrangement with reasonable effort under circumstances. Such determinations must be made by the Board, in good faith, with knowledge of the material facts concerning the transaction and the directors then in office, without counting the vote of the interested director or directors. Notwithstanding any provision above to the contrary, no self-dealing transaction may be entered into or approved if it violates Section 4941 of the Internal Revenue Code of 1954.

Section 16. Indemnification and Insurance. The Organization may provide indemnification to the full extent allowed by law. The Board may adopt a resolution authorizing the purchase of insurance on behalf of any agent against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the Organization would have the power to indemnify the agent against the liability under law.

Section 17. Inspection. Every director shall have the absolute right at any reasonable time to inspect and copy all books, records, and documents, and to inspect the physical properties of the Organization.

Section 18. Compensation. The Board may authorize, by resolution, the payment to a director of a reasonable fee for services and expenses as director and for attending meetings of the Board and its committees.

ARTICLE V

COMMITTEES

Section 1. Executive Committee. The Board may, by resolution adopted by a majority of the directors then in office, appoint an executive committee, consisting of two or more directors, to serve at the pleasure of the Board. Appointments to the executive committee shall be by majority vote of the directors then in office. The Chair shall serve as chair of the executive committee. The executive committee shall have all the authority of the Board, except for the powers to:

1)	Fill vacancies on the Board or on any committee;

2)	Fix compensation of directors for serving on the Board or any committee;

3)	Amend or repeal the Articles of Incorporation or bylaws or adopt new bylaws;

4)	Amend of repeal any resolution of the Board;

5)	Appoint any other committees of the Board or the members of these committees;

6)	Approve any transaction (a) to which the Organization is a party and as to which one or more directors has a material financial interest, or (b) between the Organization and one or more of its directors or between the Organization and any corporation or firm in which one or more of its directors has a material financial interest.

Section 2. Audit Committee. At all times that the Organization is required by applicable law to have an independent audit, or at any time the Organization voluntarily chooses to do so, the Organization shall have an Audit Committee consisting of at least two directors and which may include nonvoting advisors. Directors who are employees of the Organization or who receive, directly or indirectly, any consulting, advisory, or other compensatory fees from the Organization (other than for service as director) may not serve on the Audit Committee. The Chair and treasurer of the Board (“Treasurer”), if also directors, may serve on the Audit Committee only if such persons are volunteers and are not compensated by this Organization. The Audit Committee shall perform the duties and adhere to the guidelines set forth from time to time by the Board. Members of the Audit Committee shall not receive compensation for their service on the Audit Committee in excess of that provided to directors for their service on the Board. If the Organization has a Finance Committee, a majority of the members of the Audit Committee may not concurrently serve as members of the Finance Committee, and the Chair of the Audit Committee may not serve on the Finance Committee.

Section 3. Advisory Committees. The Board may establish one or more Advisory Committees to the Board. The members of any Advisory Committee may consist of directors or non-directors, including employees of the Organization. Advisory Committees to the Board may not exercise the authority of the Board to make decisions on behalf of the Organization, but shall be limited to making recommendations to the Board or the Board’s authorized representatives and to implementing Board decisions and policies. Advisory Committees shall be subject to the supervision and control of the Board.

Section 4. Governance. The Board shall adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws.

ARTICLE VI

OFFICERS

Section 1. Officers. The officers of this Organization shall be Chair, President, Vice-Chair, Secretary and Treasurer of the Board. The Organization may also have, at the discretion of the directors, such other officers as may be appointed by the directors. Any number of offices may be held by the same person, except that neither the secretary nor the treasurer may serve concurrently as Chair.

Section 2. Election. The officers of the Organization shall be chosen every other year consistent with two-year board terms by the directors, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

Section 3. Removal. Any officer may be removed, with or without cause, by the Board or, except in the case of an officer chosen by the Board, by an officer on whom such power of removal may be conferred by the Board. Such removal is subject to the rights of the officer, if any, under any contract of employment.

Section 4. Resignation. Any officer may resign at any time by giving written notice to the Chair or Secretary. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified by that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Organization under any contract to which the officer is a party.

Section 5. Vacancies. A vacancy in any office for any reason shall be filled in the same manner as these bylaws provide for election to that office, provided that vacancies may be filled as they occur and not on an annual basis.

Section 6. Chair. The Chair shall be a director and shall preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to the Chair by the Board or prescribed by these bylaws.

Section 7. President. The President shall be the chief executive officer of the Organization and shall, subject to control of the Board, generally supervise, direct, and control the business and the officers of the Organization. The President shall have the general powers and duties of management usually vested in the officer of the head of the Organization and shall have other powers and duties as may be prescribed by the Board or by these bylaws. The President shall be a director, ex officio.

Section 8. Secretary. The Secretary shall supervise the keeping of a full and complete record of the proceedings of the directors, shall supervise the giving of such notices as may be proper or necessary, shall supervise the keeping of the books of the Organization, and shall have such other powers and duties as may be prescribed by the Board or by these bylaws.

Section 9. Treasurer. The Treasurer shall be the chief financial officer of the Organization and shall supervise the charge and custody of all funds of the Organization, shall supervise the deposit of such funds in the manner required by the trustees, shall supervise the keeping and maintaining of adequate and correct accounts of the Organization’s properties and business transactions, shall render reports and accountings as required, and shall have such other powers and duties as may be prescribed by the Board or by these bylaws.

ARTICLE VII

MISCELLANEOUS

Section 1. Fiscal Year. The fiscal year of the Organization shall be determined by the Board from time to time.

Section 2. Contracts. All contracts entered into on behalf of the Organization must be authorized by the Board or by such person or persons as the directors may authorize by resolution from time to time.

Section 3. Execution of Checks. Except as otherwise provided by law, every check, draft, promissory note, money order, or other evidence of indebtedness of the Organization shall be signed by such person or persons as the directors may authorize by resolution from time to time.

Section 4. Reports to Directors. The Chair shall furnish a written report annually to all directors of the Organization containing the following information:

1)       The assets and liabilities, including the trust funds of this Organization as of the end of the fiscal year;

2)       The principal changes in assets and liabilities, including trust funds, during the fiscal year;

3)       The revenue of receipts of this Organization, both unrestricted and restricted for particular purposes, for the fiscal year;

4)       The expenses or disbursements of this Organization, for both general and restricted purposes, during the fiscal year;

5)       Any transaction during the previous fiscal year involving Fifty Thousand Dollars ($50,000) or more between this Organization and any director or officer. The report must disclose the names of the interested persons involved in such transaction, stating such person’s interest in the transaction and, where practicable, the amount of such interest.

Section 5. Amendments. Proposed amendments to these bylaws shall be submitted in writing to the directors at least one (1) week in advance of the board meeting at which they will be considered for adoption. The vote of two-thirds (2/3) of the directors present at any meeting shall be required to adopt a bylaw amendment.

Section 6. Electronic Transmission. Subject to any guidelines and procedures that the Board may adopt from time to time, the terms “written”, and “in writing” as used in these bylaws include any form of recorded message in the English language capable of comprehension by ordinary visual means and may include electronic transmissions, such as facsimile or email, provided: (a) for electronic transmissions from the Organization, the Organization has obtained an unrevoked written consent from the recipient to the use of such means of communication; (b) for electronic transmissions to the Organization, the Organization has in effect reasonable measures to verify that the sender is the individual purporting to have sent such transmission; and (c) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

CERTIFICATION OF SECRETARY

I, the undersigned, certify that I am the presently elected and acting Secretary of TechSoup Global, a California nonprofit public benefit corporation, and the above Amended and Restated Bylaws, consisting of 12 pages, are the Bylaws of this Organization as adopted by the Board of Directors on August 25, 2016.

Dated:	10/5/16	/s/ Daniel Ben Horin
Secretary